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                                                                    Exhibit 4(o)

                                AMENDMENT NO. 12
                                       TO
                          THE LINCOLN ELECTRIC COMPANY
                              EMPLOYEE SAVINGS PLAN
                          (EFFECTIVE NOVEMBER 1, 1994)

                  The Lincoln Electric Company, an Ohio corporation, hereby adopts this Amendment No. 12 to The Lincoln Electric Company Employee Savings Plan (Effective November 1, 1994) (the "Plan"). The provisions of this Amendment shall be effective as of the close of business on December 20, 2001, unless otherwise specifically provided herein.

                                       I.

A new Section shall be added immediately prior to Article I of the Plan to read as follows:

"Plan History

The Lincoln Electric Company previously sponsored The Lincoln Electric Company Employee Stock Ownership Plan (the "Frozen Plan.") On July 1, 1997, the Frozen Plan was merged into The Lincoln Electric Company Employee Savings Plan (the
Plan) and all participant accounts in the Frozen Plan were transferred to the Plan. These assets are reflected in the ESOP Contributions account under the Plan.

Effective December 20, 2001, the Plan was amended to provide that the Holdings Stock Fund is intended to be a stock bonus plan as defined in Treasury Regulation Section 1.401-1(b)(1)(iii) and a non-leveraged employee stock ownership plan satisfying the requirements of sections 401(a), 409(e), (h) and
(o), and 4975(e)(7) of the Code. Notwithstanding the foregoing, the ESOP Contributions Sub-Accounts held under the Plan will continue to reflect only amounts relating to the Frozen Plan."

                                       II.

Article I of the Plan shall be amended by redesignating Subsection 1.1(28) as Subsection 1.1(27A) and adding the following new Subsection immediately following such Subsection 1.1(27A):

         "(28) ESOP: The Holdings Stock Fund which is intended to be a stock bonus plan as defined in Treasury Regulation Section 1.401-1(b)(1)(iii) and a non-leveraged employee stock ownership plan satisfying the requirements of sections 401(a), 409(e), (h) and (o), and 4975(e)(7) of the Code."

                                      III.

Section 1.1(31A) of the Plan shall be amended to read as follows:

         "Holdings Stock: Stock that constitutes "qualifying employer securities," as defined in section 4975(e)(8) of the Code, including voting or non-voting common stock of Lincoln Electric Holding, Inc."

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                                       IV.

Section 1.1(31B) of the Plan shall be amended to read as follows:

         "Holdings Stock Fund: The Investment Fund within the Trust that is intended to be invested primarily in Holdings Stock and in which is held Holdings Stock allocated to a Member's Account (or Sub-Account)."

                                       V.

Section 1.1(40) of the Plan is hereby amended by adding the following new sentence at the end thereof:

         "The Plan shall consist of two portions, the ESOP and the remainder of the Plan which is a profit sharing plan."

                                       VI.

Article III of the Plan is hereby amended by inserting the following new Subsection immediately following Section 3.6(5):

         "(6) The portion of the Plan which constitutes an employee stock ownership plan, and which is mandatorily desegregated from the balance of the Plan pursuant to Treasury Regulation Section 1.401(k)-1(g)(11), shall be tested separately under the provisions of this Section 3.6."

                                      VII.

Article III of the Plan is hereby amended by inserting the following new Subsection immediately following Section 3.7(4):

         "(5) The portion of the Plan which constitutes an employee stock ownership plan, and which is mandatorily disaggregated from the balance of the Plan pursuant to Treasury Regulation Section
         1.401(m)-1(b)(3)(ii), shall be tested separately under the provisions of this Section 3.7.

                                      VIII.

Article III of the Plan is hereby amended by inserting the following new Subsection immediately following Section 3.8(2):

         "(3) The portion of the Plan which constitutes an employee stock ownership plan, and which is mandatory disaggregated from the balance of the Plan pursuant to Treasury Regulation Sections 1.401(k) - 1(g)(11) and 1.401(m) - 1(b)(3)(ii), shall be tested separately under the provisions of this section 3.8."

                                       IX.

Section 5.1(1) of the Plan is hereby amended by deleting the last sentence thereof and substituting therefor the following new sentences:

         "Subject to Section 5.8, dividends, interest and other distributions received by the Trustee in respect of each Investment Fund shall be reinvested in the same Fund. The Holdings Stock Fund shall be maintained as an Investment Fund at all times during which a portion of the Plan is intended to constitute an ESOP."

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                                       X.

Section 5.4(1) of the Plan is hereby amended by adding the following new sentence at the end thereof:

         "In accordance with section 401(a)(28)(C) of the Code, valuation of Holdings Stock that is or becomes not readily tradable on an established securities market shall be made by an independent appraiser who meets the requirements similar to the requirements of the regulations prescribed under section 170(a)(1) of the Code."

                                       XI.

Section 5.5 of the Plan is hereby amended by adding the following new sentence at the end thereof:

         "To the extent not otherwise permitted by the preceding provisions of this Section, Members shall be permitted, pursuant to procedures established by the Administrative Committee, to diversify the investment of that portion of their Account held in the ESOP to the extent required by section 401(a)(28)(B) of the Code, provided that such members are "qualified participants" within the meaning of section 401(a)(28) of the Code."

                                      XII.

Article V of the Plan is hereby amended by inserting the following new Section at the end hereof:

         "5.8 Dividends on Holdings Stock. Notwithstanding any other provision of the Plan, cash dividends paid on shares of Holdings Stock in which a Member has a Vested Interest that are held in the ESOP as of the record date of such dividend shall be, at the election of the Member or his Beneficiary, either:

                  (a) paid by Lincoln Electric Holding, Inc. in cash to the Member or Beneficiary, or, at the discretion of the Administrator, paid by Lincoln Electric Holding, Inc. to the Trust and distributed from the Trust to Members or Beneficiaries, not later than ninety (90) days after the close of the Plan Year in which paid to the Plan; or

                  (b)      paid to the Plan and reinvested in the Holdings Stock
                           Fund.

         In the absence of an effective election under this Subsection 5.4(4), dividends on Holdings Stock shall be paid to the Plan and reinvested in the Holdings Stock Fund. The Plan Administrator shall determine the scope, manner and timing of the elections, dividend payments or distributions, and reinvestment in Holdings Stock described herein in any manner that is consistent with section 404(k) of the Code and other applicable provisions of the Code and ERISA."

                                      XIII.

Article VI of the Plan is hereby amended by redesignating Section 6.11 as
Section 6.11(1) and inserting the following new Subsection immediately following
Section 6.11(1):

         "(2) In accordance with sections 409(h)(4), (5) and (6) of the Code, if the Holdings Stock is or becomes not readily tradable on an established market, then any Member who is otherwise entitled to a total distribution from the Plan shall have the right (hereinafter referred to as the "Put Option") to require that his Holdings Stock be repurchased by the Company. The Trustee may elect to repurchase such Holdings Stock, in lieu of the Company. The Put Option shall only be exercisable during the sixty-day (60) period immediately following the date of distribution, and if the Put Option is not exercised within such sixty-day (60) period, it can be exercised for an additional sixty
         (60) days in the following Plan Year.

         The amount paid for Holdings Stock pursuant to the exercise of a Put Option as part of a lump sum distribution shall be paid in substantially equal periodic payments (not less frequently than annually) over a period beginning not later than thirty (30) days after the request for total

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         distribution and not exceeding five (5) years. There shall be adequate security provided and reasonable interest paid on an unpaid balance due under this paragraph.

         If the Company is required to repurchase Holdings Stock as part of an installment distribution, the amount to be paid for Holdings Stock will be paid not later than thirty (30) days after the exercise of the Put Option."

EXECUTED at Cleveland, Ohio, this 20th day of December, 2001.

Attest:                           THE LINCOLN ELECTRIC COMPANY

__________________________        By: /s/ H. Jay Elliott
                                      ------------------

                                  Title: Senior Vice President, Chief Financial
                                         Officer and Treasurer

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